Exhibit 10.19f

SECOND AMENDED AND RESTATED LOAN

AND SECURITY AGREEMENT (DOMESTIC)

THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (DOMESTIC) (this “Agreement”) dated as of November 30, 2011 (the “Effective Date”) by and between (i) SILICON VALLEY BANK, a California corporation with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 380 Interlocken Crescent, Suite 600, Broomfield, Colorado 80021 (“Bank”), and (ii) STEREOTAXIS, INC., a Delaware corporation and STEREOTAXIS INTERNATIONAL, INC., a Delaware corporation, each with offices located at 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108 (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. This Agreement amends and restates in its entirety that certain Amended and Restated Loan and Security Agreement (Domestic) dated as of March 11, 2009, as amended by a certain First Loan Modification Agreement (Domestic), dated as of December 15, 2009, as further amended by a certain Second Loan Modification Agreement (Domestic), dated as of December 17, 2010, as further amended by a certain Third Loan Modification Agreement (Domestic) dated as of June 29, 2011, and as further amended by a certain Fourth Loan Modification Agreement (Domestic), dated as of September 30, 2011 (as amended, the “Prior Loan Agreement”). The parties agree as follows:

1 ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2 LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally, jointly and severally, promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Revolving Advances.

(a) Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall make Advances to Borrower up to the Availability Amount. Amounts borrowed under the Revolving Line may be repaid, and prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2 Term Loan.

(a) Payments. Borrower is obligated to the Bank for the Term Loan 2010 (as defined in the Prior Loan Agreement and defined herein as the “Term Loan”), made by Bank to Borrower pursuant to the Prior Loan Agreement. Borrower acknowledges that, as of the Effective Date, the outstanding principal amount of the Term Loan is $8,333,333. Borrower acknowledges there is no availability under the Term Loan. Borrower shall continue to pay the Term Loan in monthly installments of principal (in accordance with the existing 30-month amortization schedule), plus accrued interest on the first day of each month, and with a final payment of all remaining principal amounts outstanding under the Term Loan and accrued interest thereon on the Term Loan Maturity Date. The Term Loan, when repaid, may not be reborrowed.

(b) Prepayments. The Term Loan may be prepaid, in whole or in part, prior to the Term Loan Maturity Date by Borrower, effective three (3) Business Days after written notice of such prepayment is given to Bank. Notwithstanding any such prepayment, Bank’s lien and security interest in the Collateral shall continue until Borrower fully satisfies all Obligations. If such prepayment is at Borrower’s election or at Bank’s election due to the occurrence and continuance of an Event of Default, Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a prepayment premium in an amount equal to (i) if such prepayment occurs on or prior to December 16, 2011, Three Hundred Thousand Dollars ($300,000) (i.e. three percent (3.00%) of Ten Million Dollars ($10,000,000)); (ii) if such prepayment occurs (X) on or after December 17, 2011 and (Y) on or prior to December 16, 2012, Two Hundred Thousand Dollars ($200,000) (i.e. two percent (2.00%) of Ten Million Dollars ($10,000,000)); and (iii) if such prepayment occurs (X) on or after December 17, 2012 and (Y) prior to the Term Loan Maturity Date, One Hundred Thousand Dollars ($100,000) (i.e. one percent (1.00%) of Ten Million Dollars ($10,000,000)); provided that no prepayment premium shall be charged if the Term Loan is replaced with a new facility from Bank or another division of Bank.

2.1.3 Guaranteed Line.

(a) Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall make Guaranteed Advances to Borrower up to the Guaranteed Line. Amounts borrowed under the Guaranteed Line may be repaid, and prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b) Termination; Repayment. The Guaranteed Line terminates on the earlier to occur of (i) the termination of the Sanderling Guaranty or the Alafi Guaranty and (ii) Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Credit Extensions shall be immediately due and payable.

2.2 Overadvances. If, at any time the sum of (a) the outstanding amount of any Advances plus (b) the outstanding amount of any Guaranteed Advances plus (c) the outstanding amount of any Advances (as such term is defined in the EXIM Loan Agreement) exceeds the lesser of either the Revolving Line or the Borrowing Base (such excess amount being an “Overadvance”), Borrower shall immediately pay to Bank in cash such Overadvance. Without limiting Borrower’s obligation to repay Bank any amount of the Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate.

(i) Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line (other than Guaranteed Advances) shall accrue interest at a floating per annum rate equal to the greater of (X) the aggregate of the Prime Rate plus one and three-fourths of one percent (1.75%) and (Y) seven percent (7.00%), which interest shall be payable monthly, in arrears, in accordance with Section 2.3(f) below.

(ii) Guaranteed Advances. Subject to Section 2.3(b), the principal amount outstanding under the Guaranteed Line shall accrue interest at a floating per annum rate equal to the greater of (X) the aggregate of the Prime Rate plus one-half of one percent (0.50%) and (Y) six percent (6.00%), which interest shall be payable monthly, in arrears, in accordance with Section 2.3(f) below.

(iii) Term Loan. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal to the aggregate of the Prime Rate plus five and one-half of one percent (5.50%), which interest shall be payable monthly in accordance with Section 2.1.2(a) above.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.00%) above the rate effective immediately before the occurrence of the Event of Default (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d) 360-Day Year. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

(f) Payment; Interest Computation; Float Charge. Interest is payable monthly in arrears on the first calendar day of each month. In computing interest on the Obligations, all Payments received after 12:00 noon Eastern time on any day shall be deemed received on the next Business Day. In addition, Bank shall be entitled to charge Borrower a “float” charge in an amount equal to one (1) Business Day’s interest, at the interest rate applicable to the Advances, on all Payments received by Bank. The float charge for each month shall be payable in arrears, on the first day of the month. Bank shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower’s Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.

2.4 Fees. Borrower shall pay to Bank:

(a) Waiver and Extension Fee. A fully earned, non-refundable waiver and extension fee of Fifty Thousand Dollars ($50,000), on the Effective Date;

(b) Termination Fee. Subject to (i) the terms of Section 12.1 with respect to the Revolving Line and (ii) the terms of Section 2.1.2(b) with respect to the Term Loan 2010, a termination/prepayment fee;

(d) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), which fee shall be paid quarterly in arrears, on the first day of each quarter, in an amount equal to one-half of one percent (0.50%) per annum of the average unused portion of the Revolving Line, as determined by Bank. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section 2.4(d), notwithstanding any termination of the within Agreement, or suspension or termination of Bank’s obligation to make loans and advances hereunder;

(e) Collateral Monitoring Fee. A monthly collateral monitoring fee of One Thousand Five Hundred Dollars ($1,500), payable monthly in arrears, on the first day of each month (prorated for any partial month at the beginning and upon termination of this Agreement); and

(f) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.5 Payments; Application of Payments.

(a) All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 12:00 noon Eastern time on the date when due. Payments of principal and/or interest received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Other than as described in Section 2.1.2 with respect to the Term Loan, Bank shall apply the whole or any part of collected funds against the Revolving Line or credit such collected funds to a depository account of Borrower with Bank (or an account maintained by an Affiliate of Bank), the order and method of such application to be in the sole discretion of Bank. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

3 CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension hereunder on or after the Effective Date is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) Borrower shall have delivered duly executed original signatures to the Loan Documents to which it is a party;

(b) Borrower shall have delivered duly executed original signatures to the Control Agreements, if any;

(c) Borrower shall have delivered its Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the applicable state of incorporation or organization of Borrower, dated as of a date no earlier than thirty (30) days prior to the Effective Date;

(d) Borrower shall have delivered duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(e) Borrower shall have delivered the Subordination Agreement duly executed by any holder of Subordinated Debt as required by Bank, in favor of Bank;

(f) Borrower shall have delivered a copy of the duly executed Cowen Loan Agreement;

(g) Bank shall have received certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(h) Borrower shall have delivered the Perfection Certificate executed by Borrower and each Guarantor;

(i) Borrower shall have delivered a landlord’s consent executed by each landlord of Borrower as required by Bank, in favor of Bank;

(j) Borrower shall have delivered a bailee’s/warehouseman’s waiver executed by each bailee, if any, of Borrower as required by Bank, in favor of Bank;

(k) Borrower shall have delivered a legal opinion of Borrower’s counsel as to authority and enforceability, dated as of the Effective Date together with the duly executed original signatures thereto;

(l) Borrower shall have delivered the duly executed original signatures to each Guaranty, together with the completed Borrowing Resolutions for Guarantor;

(m) Bank shall have received evidence satisfactory to Bank, in its sole discretion, that the Alafi Letter of Credit, naming Bank as beneficiary thereunder, remains in effect;

(n) Borrower shall have delivered evidence satisfactory to Bank that the insurance policies required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Bank; and

(o) Borrower shall have paid the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a) timely receipt of an executed Transaction Report;

(b) the representations and warranties in Section 5 shall be true, accurate and complete in all material respects on the date of the Transaction Report and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true, accurate and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) in Bank’s sole discretion, there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank.

3.3 Covenant to Deliver.

Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Bank’s sole discretion.

3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain a Credit Extension, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Eastern time on the Funding Date of the Credit Extension. Together with such notification, Borrower must promptly deliver to Bank by electronic mail or facsimile a completed Transaction Report executed by a Responsible Officer or his or her designee. Bank shall credit such Credit Extensions to the Designated Deposit Account. Bank may make Credit Extensions under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Credit Extensions are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee.

4 CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement or the EXIM Loan Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the perfected security interest in the Collateral granted herein (subject only to Permitted Liens that may have superior priority to Bank’s Lien in this Agreement).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Bank shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to 105% (110% for Letters of Credit denominated in a currency other than U.S. Dollars), of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), or such other collateral acceptable to Bank, in its sole discretion, to secure all of the Obligations relating to such Letters of Credit.

Notwithstanding the foregoing, it is expressly acknowledged and agreed that the security interest created in this Agreement only with respect to Export-Related Accounts Receivable, Export-Related Inventory and Export-Related General Intangibles (as defined in the EXIM Loan Agreement) is subject to and subordinate to the security interest granted to Bank in the EXIM Loan Agreement with respect to such Export-Related Accounts Receivable, Export-Related Inventory and Export-Related General Intangibles.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Without limiting the foregoing, Borrower hereby authorizes Bank to file financing statements which describe the collateral as “all assets” and/or “all personal property” of Borrower or words of similar import.

5 REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows at all times unless expressly provided below:

5.1 Due Organization; Authorization; Power and Authority. Borrower and each of its Subsidiaries, if any, are duly existing and in good standing as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate substantially in the form provided by Bank to Borrower, entitled “Perfection Certificate”. Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete. If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which Borrower or any of its Subsidiaries may be bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than (i) the deposit accounts with Bank; (ii) deposit accounts described in the Perfection Certificate delivered to Bank in connection herewith or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein; (iii) deposit accounts described in the last Sentence of Section 6.8(b) and (iv) the Foreign Accounts. The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee not identified in the Perfection Certificate, then Borrower will first receive the written consent of Bank (which consent shall not be unreasonably withheld) and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate, (d) jointly owned Intellectual Property as provided in the Biosense Agreement and (e) the other Jointly Owned Intellectual Property. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not have a material adverse effect on Borrower’s business.

Other than as described in the Perfection Certificate, to the best of Borrower’s knowledge, Borrower is not a party to, nor is bound by, any license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral. Borrower shall provide written notice to Bank within ten (10) days of entering or becoming bound by any such license or agreement (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (x) all such licenses or contract rights to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement (such consent or authorization may include a licensor’s agreement to a contingent assignment of the license to Bank if Bank determines that is necessary in its good faith judgment), whether now existing or entered into in the future, and (y) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

5.3 Accounts Receivable.

(a) For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall meet the Minimum Eligibility Requirements set forth in Section 13 below.

(b) All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are an Eligible Account in any Borrowing Base Certificate. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.4 Litigation. Except as described in the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than Fifty Thousand Dollars ($50,000).

5.5 No Material Deviation/Deterioration in Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities including, without limitation, the U.S. Food and Drug Administration, that are necessary to continue its business as currently conducted.

5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower and its Subsidiaries have timely filed all required tax returns and reports, and Borrower and its Subsidiaries, if any, have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions as working capital to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12 Designation of Indebtedness under this Agreement as Senior Indebtedness. All principal of, interest (including all interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), and all fees, costs, expenses and other amounts accrued or due under this Agreement shall constitute “senior indebtedness” under the terms of the any indenture, convertible debt offering, debenture offering or other similar debt instrument of the Borrower, whether now existing or herein after issued (in each case only with the prior-written consent of the Bank).

6 AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, the noncompliance with which could have a material adverse effect on Borrower’s business. Borrower shall comply, and shall have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, including, without limitation, the U.S. Food and Drug Administration, the noncompliance with which could result in a Material Adverse Change on Borrower’s business.

6.2 Financial Statements, Reports, Certificates.

(a) Borrower shall provide Bank with the following:

(i) (A) weekly, within five (5) days after the end of each week, and (B) upon each request for a Credit Extension, a Transaction Report;

(ii) within thirty (30) days after the end of each month, (A) monthly accounts receivable agings, aged by invoice date (including, without limitation, accounts receivable agings for accounts receivable used in determining EXIM Loans), (B) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, (C) monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, Deferred Revenue report and general ledger, and (D) monthly perpetual inventory reports for Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by Bank in its good faith business judgment;

(iii) as soon as available, and in any event within thirty (30) days after the end of each month, monthly unaudited financial statements;

(iv) within thirty (30) days after the end of each month a monthly Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;

(v) prior to the end of each fiscal year of Borrower, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower approved by Borrower’s board of directors, and (B) annual financial projections for the following fiscal year (on a quarterly basis), together with any related business forecasts used in the preparation of such annual financial projections;

(vi) within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders, any holders of Subordinated Debt or to any holders of the Cowen Indebtedness;

(vii) as soon as available, and in any event within one hundred twenty (120) days following the end of Borrower’s fiscal year, annual financial statements certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Bank; and

(viii) within thirty days (30) days after the end of each fiscal quarter, copies of invoices for no less than ten percent (10%) of the outstanding balance of EXIM Bank accounts receivable as of the last day of such fiscal quarter.

Notwithstanding the foregoing, during a Streamline Period, provided no Event of Default has occurred and is continuing, Borrower shall be required to provide Bank with the reports and schedules required pursuant to clause (a)(i)(A) above on a monthly basis, within five (5) days after the end of each month.

(b) In the event that Borrower is or becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days after filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet.

(c) (i) Prompt written notice of any material change in the composition of the Intellectual Property or Borrower’s knowledge of an event that materially adversely affects the value of the Intellectual Property, in a manner consistent with past practices between Borrower and the Bank, (ii) prompt written notice of the registration of any Copyright (including any subsequent ownership right of Borrower in or to any Copyright), not previously disclosed to Bank, and (iii) within thirty (30) days after the end of each month, written notice of the registration of any Patent or Trademark not previously disclosed to Bank.

6.3 Accounts Receivable.

(a) Schedules and Documents Relating to Accounts. Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.

(b) Disputes. Borrower shall promptly notify Bank of all disputes or claims relating to Accounts (i) in excess of Fifty Thousand Dollars ($50,000) for any individual Account Debtor and (ii) in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate for all Account Debtors in any calendar year. Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Default or Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the Availability Amount.

(c) Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. All payments on, and proceeds of, Accounts (other than, prior to the Term Loan Obligations Payment Date (as such term is defined in the Cowen Intercreditor Agreement), the Biosense Accounts), shall be deposited directly by the applicable Account Debtor into a lockbox account, or such other “blocked account” as Bank may specify, pursuant to a blocked account agreement in form and substance satisfactory to Bank in its sole discretion. Whether or not an Event of Default has occurred and is continuing, Borrower shall immediately deliver all payments on and proceeds of Accounts (other than, prior to the Term Loan Obligations Payment Date (as such term is defined in the Cowen Intercreditor Agreement), the Biosense Accounts), to an account maintained with Bank to be applied (i) prior to an Event of Default, to the Revolving Line pursuant to the terms of Section 2.5(b) hereof, and (ii) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof; provided, that during a Streamline Period, such proceeds shall promptly be transferred to Borrower’s Designated Deposit Account.

(d) Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.

(e) Verification. Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose.

(f) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

6.4 Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of Twenty Five Thousand Dollars ($25,000) or less (for all such transactions in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section 6.4 limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

6.5 Taxes; Pensions. Make, and cause each of its Subsidiaries, if any, to make, timely payment of all foreign, federal, state and local taxes or assessments (other than taxes and assessment which Borrower is contesting pursuant to the terms of Section 5.9 hereof), and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.6 Access to Collateral; Books and Records. At reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right, on a semi-annual basis (or more frequently as Bank shall determine necessary), to inspect the Collateral and the right to audit and copy Borrower’s Books. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.7 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as a lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least thirty (30) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Fifty Thousand Dollars ($50,000), in the aggregate, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.

6.8 Operating Accounts.

(a) Maintain its and its Subsidiaries’, if any, primary depository, operating accounts and securities accounts with Bank and Bank’s affiliates and a majority of Borrower’s and its Subsidiaries’ excess funds maintained at or invested through Bank or an Affiliate of Bank.

(b) Provide Bank five (5) days prior-written notice before establishing any Collateral Account (including, without limitation, the Cowen Accounts), at or with any bank or financial institution other than Bank or its Affiliates. In addition, unless waived by Bank, for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account (including, without limitation, the Cowen Accounts), is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to Foreign Accounts, deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

(c) Borrower shall, within fifteen (15) days after the aggregate book value (calculated in accordance with GAAP) of all foreign accounts (collectively, the “Foreign Accounts”) of Borrower and its Subsidiaries, exceeds Five Hundred Thousand Dollars ($500,000) (such excess being an “Excess Foreign Account Balance”), transfer such Excess Foreign Account Balance to an account of Borrower maintained with Bank or an Affiliate of Bank.

6.9 Financial Covenant.

Borrower shall maintain at all times, to be tested as of the last day of each month, unless otherwise indicated below:

(a) Tangible Net Worth. Borrower shall maintain a minimum Tangible Net Worth, tested quarterly, as of the last day of each fiscal quarter, of not less than (no worse than) ($17,500,000); provided that in the event that Guaranteed Advances are no longer available under the Guaranteed Line, the foregoing covenant level shall be adjusted by Bank, in its good faith business judgment. Such Tangible Net Worth requirements set forth above shall be increased by fifty percent (50%) of the net proceeds from issuances of equity securities of the Borrower and/or Subordinated Debt (other than the Cowen Indebtedness) issued or incurred after the Effective Date.

(b) Liquidity Ratio. Borrower shall maintain (i) at all times during the months of January (other than the monthly compliance period ending January 31, 2012), February, April, May, July, August, October and November of each fiscal year, a Liquidity Ratio of not less than 1.50:1.00 (provided, that Bank agrees to waive testing of the Liquidity Covenant for the monthly compliance period ending November 30, 2011); and (ii) at all times during the months of March, June, September and December of each fiscal year, and the monthly compliance period ending January 31, 2012, a Liquidity Ratio of not less than 1.25:1.00, it being understood that Short Term Advances shall be excluded from the foregoing calculation.

(c) Cowen Loan Proceeds. On or before December 5, 2011, Borrower shall provide Bank evidence satisfactory to Bank, in its sole discretion, that Borrower has received not less than Ten Million Dollars ($10,000,000) in net proceeds from the Loans under the Cowen Loan Agreement.

6.10 Protection and Registration of Intellectual Property Rights.

(a) Borrower shall (i) protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) subject to applicable work product, common interest doctrine and attorney client privilege, promptly advise Bank in writing of material infringement actions, suits and proceedings involving its Intellectual Property, and provide Bank the opportunity to participate and consult with Borrower with respect to the direction thereof; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public (other than in the ordinary course of business, consistent with past practices and exercising reasonable business judgment) without Bank’s written consent.

(b) If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall promptly provide written notice thereof to Bank and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property. If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a perfected security interest in favor of Bank in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. Borrower shall, within thirty (30) days after the end of each month, provide to Bank copies of all applications that it files for Patents or for the registration of Trademarks, together with evidence of the recording of the intellectual property security agreement as necessary for Bank to perfect and maintain a first priority security interest in such property.

(c) Borrower shall provide written notice to Bank within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.11 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s Books, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.12 Further Assurances. Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

6.13 Sanderling Liquidity. Sanderling shall maintain at all times (i) a minimum remaining Callable Capital ratio of not less than 2:00:1.00; and (ii) Callable Capital tested quarterly, as of the last day of each fiscal quarter of the Borrower (or more frequently as Bank shall determine necessary), of at least two (2) times the sum of (i) Sanderling’s Guaranty Obligations (as defined in the Sanderling Guaranty) plus (ii) all other Contingent Obligations of Sanderling.

6.14 Alafi Letter of Credit. Alafi shall not cancel or allow the Alafi Letter of Credit to expire (unless a renewal letter of credit, in form and substance acceptable to Bank, in its reasonable discretion, is executed prior to such cancellation or expiration).

6.15 Designated Senior Indebtedness. Borrower shall designate all principal of, interest (including all interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), and all fees, costs, expenses and other amounts accrued or due under this Agreement as “senior indebtedness”, or such similar term, in any future Subordinated Debt incurred by Borrower after the date hereof, if such Subordinated Debt contains such term or any similar term.

6.16 Creation/Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenant contained in Section 7.3 hereof, in the event Borrower or any Subsidiary creates or acquires any Subsidiary, Borrower and such Subsidiary shall promptly notify Bank of the creation or acquisition of such new Subsidiary and, at Bank’s request, in its sole discretion, take all such action as may be reasonably required by Bank to cause each such Subsidiary to, in Bank’s sole discretion, become a co-Borrower or Guarantor under the Loan Documents and grant a continuing pledge and security interest in and to the assets of such Subsidiary (substantially as described on Exhibit A hereto); and Borrower shall grant and pledge to Bank a perfected security interest in the stock, units or other evidence of ownership of each Subsidiary.

6.17 Post-closing Matters.

(a) On or before December 5, 2011 (or such later date as Bank shall determine, in its sole discretion), Borrower shall have delivered (i) the Cowen Intercreditor Agreement duly executed by Cowen, Borrower and Bank, (ii) duly executed signature pages to a certificate of a Responsible Officer of Borrower certifying that attached to such certificate is a duly executed copy of each other Cowen Loan Document, other than the Cowen Loan Agreement and the Cowen Intercreditor Agreement; and (iii) a duly executed copy of the Biosense Agreement.

7 NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers of (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; (d) the Biosense Agreement pursuant to the terms of the Cowen Loan Documents and all other Cowen Loan Priority Collateral; and (e) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States. Borrower shall not enter into an agreement with any Person (other than Bank or Cowen) which restricts the subsequent granting of a security interest in Borrower’s Intellectual Property.

7.2 Changes in Business, Ownership, Management or Business Locations. Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or have a material change in its ownership (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the investment). Borrower shall not, without at least fifteen (15) days prior written notice, change any of its senior management. Any such change in senior management shall be with a Person or Persons reasonably acceptable to Bank, in its sole discretion. In addition, Borrower shall not, without at least thirty (30) days prior written notice to Bank: (i) relocate its chief executive office, or add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Five Thousand Dollars ($5,000.00) in Borrower’s assets or property), or (ii) change its jurisdiction of organization, or (iii) change its organizational structure or type, or (iv) change its legal name, or (v) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts (other than the Biosense Accounts in accordance with the Cowen Loan Documents and the other Cowen Loan Priority Collateral), or permit any of its Subsidiaries to do so; except for Permitted Liens permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank and/or Cowen) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Lien” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) or Section 6.8(c) hereof.

7.7 Investments; Distributions. (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of Fifty Thousand Dollars ($50,000) per fiscal year.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person (ii) issuances of Warrants from time to time; and (iii) the payment of fees and expenses in connection with the Alafi Guaranty and/or the Sanderling Guaranty, in a maximum amount not to exceed One Hundred Fifty Thousand Dollars ($150,000) in any fiscal year.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank, other than as permitted under the Cowen Intercreditor Agreement.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or non-exempt Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act; fail to comply with any law or regulation promulgated by the U.S. Food and Drug Administration; or permit any of its Subsidiaries to do so or violate any other law or regulation, if the violation could reasonably be expected to have cause a Material Adverse Change to Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11 Mark-to-Market Warrant Expense. At any time, permit the aggregate mark-to-market expense required in accordance with GAAP, with respect to any outstanding warrants of the Borrower and its Subsidiaries, to exceed Four Million Five Hundred Thousand Dollars ($4,500,000).

8 EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable. During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, 6.11, 6.13, 6.14 or 6.17, or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment. (a) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (b) the service of process upon Bank (or Bank’s Affiliate) seeking to attach, by trustee or similar process, any funds of Borrower, or of any entity under control of Borrower (including a Subsidiary) on deposit with Bank; (c) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim becomes a Lien on any of Borrower’s assets; or (e) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period);

8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is a default in any agreement to which Borrower or any Guarantor is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Thousand Dollars ($200,000) or that could have a material adverse effect on Borrower’s or any Guarantor’s business;

8.7 Judgments. A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Thousand Dollars ($200,000) (not covered by independent third-party insurance) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of twenty (20) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter into this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. A default or breach, after giving effect to any applicable grace and/or cure periods, occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor (including, without limitation, the Cowen Intercreditor Agreement), or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement;

8.10 Cowen Loan Documents. There is a default, after giving effect to any applicable grace and/or cure periods, under any of the Cowen Loan Documents.

8.11 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to any Guarantor, (d) the liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor; or

8.12 EXIM Default. The occurrence of an Event of Default under the EXIM Loan Agreement and/or the EXIM Guarantee.

9 BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) demand that Borrower (i) deposits cash with Bank in an amount equal to 105% (110% for Letters of Credit denominated in a currency other than U.S. Dollars), of the Dollar Equivalent of the face amount of all such Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any foreign exchange forward contracts;

(e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower (i) fails to obtain the insurance called for by Section 6.7; (ii) fails to pay any premium thereon; or (iii) fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate charged by Bank, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance or making such payment at the time such insurance is obtained or such payment is made, or in either case or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10 NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”), other than Advance requests made pursuant to Section 3.4, by any party to this Agreement or any other Loan Document must be in writing and be delivered or sent by facsimile at the addresses or facsimile numbers listed below. Bank or Borrower may change its notice address by giving the other party written notice thereof. Each such Communication shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission (with such facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below. Advance requests made pursuant to Section 3.4 must be in writing and may be in the form of electronic mail, delivered to Bank by Borrower at the e-mail address of Bank provided below and shall be deemed to have been validly served, given, or delivered when sent (with such electronic mail promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10). Bank or Borrower may change its address, facsimile number, or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:

Stereotaxis, Inc.

Stereotaxis International, Inc.

c/o Stereotaxis, Inc.

Forest Park Avenue, Suite 100

St. Louis, Missouri 63108

Attn: Mr. Sam Duggan

Fax: (314) 678-6110

Email: sam.duggan@stereotaxis.com

with a copy to:

Stereotaxis, Inc.

Stereotaxis International, Inc.

c/o Stereotaxis, Inc.

4320 Forest Park Avenue, Suite 100

St. Louis, Missouri 63108

Attn: General Counsel

Fax: (314) 678-6110

Email: karen.duros@stereotaxis.com

and:	Bryan Cave LLP One Metropolitan Square, Suite 3600 211 N. Broadway St. Louis, Missouri 63102 Attn: John G. Boyle, Esq. Fax: (314) 552-8165 Email: jgboyle@bryancave.com

If to Bank:	Silicon Valley Bank 230 West Monroe Street, Suite 720 Chicago, Illinois 60606 Attention: Kristen Parsons Telephone No.: (312) 704-9512 Facsimile No.: (312) 704-1532 Email: kparsons@svb.com

with a copy to:	Riemer & Braunstein LLP Three Center Plaza Boston, Massachusetts 02108 Attn: Charles W. Stavros, Esquire Fax: (617) 880-3456 Email: cstavros@riemerlaw.com

11 CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

Illinois law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Illinois; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREINABOVE,

BANK SHALL SPECIFICALLY HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE BANK’S RIGHTS AGAINST BORROWER OR ITS PROPERTY.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12 GENERAL PROVISIONS

12.1 Termination Prior to Maturity Date. This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank or if Bank’s obligation to fund Credit Extensions terminates pursuant to the terms of Section 2.1.1(b). Notwithstanding any such termination, Bank’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations. If such termination is at Borrower’s election or at Bank’s election due to the occurrence and continuance of an Event of Default, Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to one percent (1.00%) of the Revolving Line (i.e. Two Hundred Thousand Dollars ($200,000); provided, that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank. Upon payment in full of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall release its liens and security interests in the Collateral and all rights therein shall revert to Borrower.

12.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.3 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by Bank’s gross negligence or willful misconduct.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.6 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.7 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.9 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.3 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.10 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) disclosed to Bank by a third party if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution, unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.11 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, Bank shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.12 Right of Set Off. Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.13 Borrower Liability. Either Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Advance, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives any suretyship defenses available to it under the Code or any other applicable law. Each Borrower waives any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or any other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section 12.13, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

12.14 Borrower Agreement; Cross-Collateralization; Cross-Default; Conflicts. Both this Agreement and the EXIM Borrower Agreement shall continue in full force and effect, and all rights and remedies under this Agreement and the EXIM Borrower Agreement are cumulative. The term “Obligations” as used in this Agreement and in the EXIM Borrower Agreement shall include without limitation the obligation to pay when due all loans made pursuant to the EXIM Borrower Agreement (the “EXIM Loans”) and all interest thereon and the obligation to pay when due all Advances made pursuant to the terms of this Agreement and all interest thereon. Without limiting the generality of the foregoing, the security interest granted herein covering all “Collateral” as defined in this Agreement and as defined in the EXIM Borrower Agreement shall secure all EXIM Loans and all Advances and all interest thereon, and all other Obligations. Any Event of Default under this Agreement shall also constitute a default under the EXIM Borrower Agreement, and any default under the EXIM Borrower Agreement shall also constitute an Event of Default under this Agreement. In the event Bank assigns its rights under this Agreement and/or under any note evidencing Exim Loans and/or its rights under the EXIM Borrower Agreement and/or under any note evidencing Advances, to any third party, including, without limitation, the EXIM Bank, whether before or after the occurrence of any Event of Default, Bank shall have the right (but not any obligation), in its sole discretion, to allocate and apportion Collateral to the EXIM Borrower Agreement and/or note assigned and to specify the priorities of the respective security interests in such Collateral between itself and the assignee, all without notice to or consent of any Borrower. Should any term of the Agreement conflict with any term of the EXIM Borrower Agreement, the more restrictive term in either agreement shall govern Borrower.

12.15 No Novation. Borrower and Bank hereby agree that, effective upon the execution and delivery of this Agreement by each such party, the terms and provisions of the Prior Loan Agreement shall be and hereby are amended, restated and superseded in their entirety by the terms and provisions of this Agreement. Nothing herein contained shall be construed as a substitution or novation of the obligations of Borrower outstanding under the Prior Loan Agreement or instruments securing the same, which obligations shall remain in full force and effect, except to the extent that the terms thereof are modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Borrower from any of the Obligations or any liabilities under the Prior Loan Agreement or any of the security agreements, pledge agreements, mortgages, guaranties or other Loan Documents executed in connection therewith. Each Borrower hereby (i) confirms and agrees that each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Effective Date all references in any such Loan Document to the “Loan and Security Agreement”, the “Loan Agreement” the “Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Prior Loan Agreement shall mean the Prior Loan Agreement as amended and restated by this Agreement; and (ii) confirms and agrees that to the extent that the Prior Loan Agreement or any Loan Document executed in connection therewith purports to assign or pledge to the Bank, or to grant to the Bank a security interest in or lien on, any collateral as security for the Obligations of Borrower or any guarantor from time to time existing in respect of the Prior Loan Agreement, such pledge, assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects and shall remain effective as of the first date it became effective.

12.16 Cowen Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Lien and security interest granted to Bank pursuant to any Loan Document and the exercise of any right or remedy in respect of the Collateral by Bank hereunder or under any other Loan Document are subject to the provisions of the Cowen Intercreditor Agreement. In the event of any conflict between the terms of the Cowen Intercreditor Agreement, this Agreement and any other Loan Document, the terms of the Cowen Intercreditor Agreement shall govern and control with respect to any right or remedy. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies with respect to the Collateral of the Bank shall be subject to the terms of the Cowen Intercreditor Agreement, and Borrower shall not be required hereunder or under any Loan Document to take any action with respect to the Collateral that is inconsistent with Borrower’s obligations under the Cowen Loan Agreement. Bank may not require any Borrower to take any action with respect to the creation, perfection or priority of its security interest, whether pursuant to the express terms hereof or of any other Loan Document or pursuant to the further assurance provisions hereof or any other Loan Document, to the extent that such action would violate the Cowen Intercreditor Agreement or such Borrower’s obligations under the Cowen Loan Documents. The delivery of any Collateral to Cowen under the Cowen Loan Documents pursuant to the Cowen Loan Documents shall satisfy any delivery requirement hereunder or under any other Loan Document to the extent that such delivery is consistent with the terms of the Cowen Intercreditor Agreement. Bank acknowledges that any representations, warranties and agreements made by Borrower herein may be subject to rights, interests and agreements in favor of Cowen under the Cowen Loan Documents.

13 DEFINITIONS

13.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Alafi” is Alafi Capital Company, LLC, a California limited liability company.

“Alafi Guaranty” is that certain Second Amended and Restated Guaranty, executed by Alafi as of the date hereof, in favor of Bank.

“Alafi Letter of Credit” is that certain $5,000,000 Stand-by Letter of Credit issued by U.S. Bank, on the account of Alafi, or any principal thereof, for the benefit of Bank, dated on or before the Effective Date, and any replacement or renewal thereof, in each case in form and substance acceptable to Bank, in its reasonable discretion.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the aggregate of (X) the Borrowing Base plus (Y) the Guaranteed Line; minus (b) the outstanding principal balance of any Advances; minus (c) the outstanding principal balance of any Guaranteed Advances. The aggregate amount of all Credit Extensions (other than outstanding principal under the Term Loan) under this Agreement outstanding at any time, together with all outstanding Advances (as defined in the EXIM Loan Agreement) under the EXIM Loan Agreement outstanding at any time shall not exceed Twenty Million Dollars ($20,000,000).

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Bank Services” are any products and/or credit services facilities provided to Borrower by Bank, including, without limitation, all Letters of Credit, guidance facilities, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards and check cashing services) and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Biosense” means Biosense Webster, Inc. a California corporation.

“Biosense Account” means the gross amount of all payments, revenue share, profit payments, royalties, license fees, settlement payments, judgments, securities, consideration or any other remuneration of any kind payable or received by Borrower under the Biosense Agreement and all accounts (as such term is defined in the New

York Uniform Commercial Code) evidencing or giving rise to any of the foregoing, and any collections, recoveries, payments or other compensation made in lieu thereof and any amounts paid or payable to Stereotaxis and/or any of its Subsidiaries in respect of the Biosense Agreement pursuant to Section 365(n) of the United States Bankruptcy Code.

“Biosense Agreement” means that certain Development Alliance and Supply Agreement between Stereotaxis, Inc. and Biosense, dated as of May 7, 2002, as amended by (i) the Amendment to Development and Supply Agreement, dated November 3, 2002, between Stereotaxis and Biosense; (ii) the research and development side letter, dated November 3, 2003, between Stereotaxis and Biosense; (iii) the Alliance Expansion Agreement, dated May 4, 2007, between Stereotaxis and Biosense; (iv) the four side letters, each dated May 4, 2007, between Stereotaxis and Biosense; (v) the Second Amendment to Development Alliance and Supply Agreement, dated July 18, 2008, between Stereotaxis and Biosense; (vi) the Third Amendment to Development Alliance and Supply Agreement, dated December 8, 2009, between Stereotaxis and Biosense; (vii) the Fourth Amendment to Development Alliance and Supply Agreement, dated May 1, 2010, between Stereotaxis and Biosense; (viii) the Fifth Amendment to Development Alliance and Supply Agreement, dated July 30, 2010, between Stereotaxis and Biosense; (ix) the Sixth Amendment and Catheter and Mapping System Extension to Development Alliance and Supply Agreement, dated December 17, 2010, between Stereotaxis and Biosense and (x) the Seventh Amendment to the Development Alliance and Supply Agreement, dated as of the date hereof, between Stereotaxis and Biosense (as so amended, and as amended, amended and restated, supplemented or otherwise modified from time to time after the date hereof in accordance with the terms thereof).

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is (a) without duplication, eighty percent (80%) of Eligible Accounts plus (b) the lesser of (i) forty percent (40%) of the value of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value) or (ii) One Million Dollars ($1,000,000) plus (c) from the 25th day of the third month of each fiscal quarter of the Borrower through and including the last day of each such fiscal quarter, without duplication, eighty percent (80%) of Borrower’s Eligible Unbilled Accounts, in each case as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may decrease the foregoing amounts and/or percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect the value of the Collateral.

“Borrowing Base Certificate” is that certain certificate included within each Transaction Report.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors or other appropriate body and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Callable Capital” is the remaining amount of capital, excluding capital attributable to Defaulting Partners which Sanderling would be able to obtain from the general partner and the limited partners thereof, without condition, upon the proper issuance of capital call notices in accordance with the partnership agreement.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of Illinois; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Illinois, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn Letters of Credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Cowen” is Cowen Healthcare Royalty Partners II, L.P., a Delaware limited partnership, together with any other Term Loan Creditors (as such term is defined in the Cowen Intercreditor Agreement) from time to time party to the Cowen Loan Agreement.

“Cowen Accounts” is either of the “Company Concentration Account” or the “Lender Concentration Account”, as each term is defined in the Cowen Loan Agreement as in effect on the Effective Date, and any other bank account of Borrower established pursuant to the terms and conditions of the Cowen Loan Documents.

“Cowen Indebtedness” means all outstanding indebtedness owed by Borrower under the Cowen Loan Documents.

“Cowen Intercreditor Agreement” is that certain Intercreditor Agreement by and among Bank, Cowen and each Borrower, dated as of the Effective Date.

“Cowen Loan Agreement” means the collective reference to (a) the Cowen Term Loan Agreement (as such term is defined in the Cowen Intercreditor Agreement), and (b) to the extent permitted under Cowen Intercreditor Agreement, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Cowen Term Loan Agreement (as such term is defined in the Cowen Intercreditor Agreement), any Additional Term Loan Agreement (as such term is defined in the Cowen Intercreditor Agreement) or any other agreement or instrument referred to in this clause (b) unless such agreement or instrument expressly provides that it is not intended to be and is not a Term Loan Agreement (as such term is defined in the Cowen Intercreditor Agreement).

“Cowen Loan Documents” means the Cowen Loan Agreement, the Note, the Security Documents, the Intercreditor Agreement and the Lockbox Agreement (each as defined in the Cowen Loan Agreement), in each case as in effect on the Effective Date or as modified from time to time to the extent permitted to be so modified under the terms of the Cowen Intercreditor Agreement.

“Cowen Loan Priority Collateral” means the Term Loan Priority Collateral, as such term is defined in the Cowen Intercreditor Agreement.

“Credit Extension” is any Advance, Guaranteed Advance, Term Loan, Letter of Credit, EXIM Loan, foreign exchange forward contract, amount utilized for cash management services, or any other extension of credit by Bank for Borrower’s benefit.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Defaulting Partner” is the general partner or any limited partner of a Sanderling who has previously failed to comply with any portion of a capital call made by Sanderling unless (i) such failure has been cured, or (ii) Sanderling has substituted the Defaulting Partner with another partner, in accordance with the partnership agreement of Sanderling, who is in compliance with such partnership agreement.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number 501569370, maintained with Bank.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Effective Date” is defined in the preamble hereof.

“Eligible Accounts” are Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3. Bank reserves the right at any time and from time to time after the Effective Date upon notice to Borrower, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Without limiting the fact that the determination of which Accounts are eligible for borrowing is a matter of Bank’s good faith judgment, the following (“Minimum Eligibility Requirements”) are the minimum requirements for an Account to be an Eligible Account. Unless Bank agrees otherwise in writing, Eligible Accounts shall not include:

(a) Accounts for which the Account Debtor has not been invoiced or where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(b) Accounts that the Account Debtor has not paid within one hundred twenty (120) days of invoice date;

(c) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within one hundred twenty (120) days of invoice date;

(d) Accounts billed and/or payable outside the United States;

(e) Accounts with credit balances over one hundred twenty (120) days from invoice date;

(f) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;

(g) Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(h) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(i) Accounts owing from an Account Debtor which does not have its principal place of business in the United States;

(i) Accounts owing from the United States or any department, agency, or instrumentality thereof except for Accounts of the United States if Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(j) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise – sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;

(k) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, “bill and hold”, or other terms if Account Debtor’s payment may be conditional;

(l) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(m) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(n) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(o) Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);

(p) Accounts subject to chargebacks or other payment deductions taken by an Account Debtor;

(q) the Biosense Accounts;

(r) Accounts for which Bank in its good faith business judgment determines collection to be doubtful; and

(s) other Accounts Bank deems ineligible in the exercise of its good faith business judgment.

“Eligible Inventory” is Borrower’s Inventory located at its principal place of business (or any location permitted under Section 7.2) that complies with representations and warranties in Section 5.2 and is subject to Bank’s first priority Lien, but does not include used, returned, obsolete, consigned, demonstrative or custom inventory, supplies, packing or shipping materials, inventory located at customer sites, inventory located at outsource manufacturers which are not subject to a waiver of security interest or subordination/consent agreement, inventory pending approval by the Food and Drug Administration, inventory constituting Cowen Loan Priority Collateral, or any work in process.

“Eligible Unbilled Accounts” are Accounts for which the Account Debtor has not been invoiced or where goods or services have not yet been rendered to the Account Debtor but are otherwise Eligible Accounts that are billed and for which goods and services will have been rendered to the applicable Account Debtor within fifteen (15) days of the Funding Date of the applicable Borrowing Base Certificate and which must thereafter satisfy all of the requirements of Eligible Accounts.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“EXIM Bank” is the Export-Import Bank of the United States.

“EXIM Borrower Agreement” is defined in the Export-Import Agreement.

“EXIM Guaranty” is that certain Master Guarantee Agreement, by and between Bank and EXIM Bank, dated as of November 1, 2005, as amended and in effect as of the date hereof.

“EXIM Loan Agreement” is a certain Export-Import Bank Amended and Restated Loan and Security Agreement dated as of the Effective Date by and between Bank and Borrower, and all documents, instruments and agreements executed in connection therewith, including, without limitation, the EXIM Borrower Agreement and the EXIM Promissory Note, as each may be amended from time to time.

“EXIM Loan Documents” are all documents and agreements executed in connection with the Export-Import Loan Agreement, including, without limitation, the EXIM Borrower Agreement and the EXIM Promissory Note (as defined in the Export-Import Agreement), as each may be amended from time to time.

“EXIM Loans” is defined in Section 12.14.

“Export-Related Accounts Receivable” is defined in the EXIM Borrower Agreement.

“Export-Related Inventory” is defined in the EXIM Borrower Agreement.

“Export-Related General Intangibles” is defined in the EXIM Borrower Agreement.

“Foreign Accounts” is defined in Section 6.8(c).

“Foreign Currency” means lawful money of a country other than the United States.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Guaranteed Advance” or “Guaranteed Advances” is a loan advance (or advances) under the Guaranteed Line.

“Guaranteed Line” is a sublimit of the Revolving Line, consisting of a Guaranteed Advance or Guaranteed Advances of up to Ten Million Dollars ($10,000,000), in each case guaranteed by each of Sanderling and Alafi in accordance with the terms of the Sanderling Guaranty and the Alafi Guaranty, respectively.

“Guarantor” is any present or future guarantor of the Obligations, including, without limitation, Alafi and Sanderling.

“Guaranty” means (i) on the Effective Date, each of the Sanderling Guaranty and the Alafi Guaranty; and (ii) thereafter, any other guaranty agreement executed by any other Guarantor in favor of Bank.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and Letters of Credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“IP Agreement” is that certain Intellectual Property Security Agreement executed and delivered by Borrower to Bank dated as of the date hereof.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to a Borrower;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Jointly Owned Intellectual Property” is the Intellectual Property of Borrower described on Exhibit C hereto.

means (i) US Patent No. 5654864 for Control Method For Magnetic Stereotaxis System (5236-000103), jointly owned with UVA; (ii) US Patent No. 6834201 for Catheter Navigation Within An MR Imaging Device (5236-000428) jointly owned with Medical College of Virginia; and (iii) application 11/627406 Magnetically Guidable Energy Delivery Apparatus And Method Of Using Same (5236-000762) jointly owned with Bayliss Medical.

“Letters of Credit” means any standby letter of credit issued by Bank or another institution based upon an application, guarantee, banker’s acceptance, indemnity or similar agreement on the part of Bank.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Liquidity Ratio” is, as of any date of measurement, (X) the sum of (i) Borrower’s unrestricted cash at Bank plus (ii) Borrower’s net billed accounts receivable (excluding the Biosense Accounts) plus (iii) the unused available amount under the Guaranteed Line; divided by (Y) total outstanding Obligations of Borrower owed to Bank.

“Loan Documents” are, collectively, this Agreement, any Bank Services Agreement, the EXIM Loan Documents, the Perfection Certificate, the IP Agreement, the Cowen Intercreditor Agreement, the Subordination Agreement, if any, any note or notes, the Sanderling Guaranty, the Alafi Guaranty, the Alafi Letter of Credit, any other guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement and/or any Bank Services, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

“Minimum Eligibility Requirements” is defined in the defined term “Eligible Accounts”.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the EXIM Loan Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to Letters of Credit, cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment” means all checks, wire transfers and other items of payment received by Bank (including proceeds of Accounts and payment of all the Obligations in full) for credit to Borrower’s outstanding Credit Extensions or, if the balance of the Credit Extensions has been reduced to zero, for credit to its Deposit Accounts.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a) Borrower’s indebtedness to Bank under this Agreement or the Loan Documents (including, without limitation, the EXIM Loan Agreement);

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Indebtedness to trade creditors incurred in the ordinary course of business;

(d) Indebtedness secured by Permitted Liens;

(e) (i) Subordinated Debt and (ii) the Cowen Indebtedness; and

(f) Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (e) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be

“Permitted Investments” are:

(a) Investments shown on the Perfection Certificate and existing on the Effective Date; and

(b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any state maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (iii) Bank’s certificates of deposit issued maturing no more than 1 year after issue, and (iv) any other investments administered through the Bank.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement or other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(c) Purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

(d) Leases or subleases and non-exclusive licenses or sublicenses granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses permit granting Bank a security interest;

(e) Liens in favor of Cowen granted under the Cowen Loan Documents; provided that such Liens are subject to the Cowen Intercreditor Agreement; and

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (e), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase; and

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in good faith reducing the amount of Advances, Letters of Credit and other financial accommodations which would otherwise be available to Borrower under the lending formulas: (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in good faith, do or may affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets or business of Borrower or any Guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.

“Revolving Line” is an Advance or Advances (including, without limitation, Guaranteed Advances and Advances made pursuant to the EXIM Loan Agreement) in an aggregate amount outstanding at any time under this Agreement and the EXIM Loan Agreement of up to Twenty Million Dollars ($20,000,000).

“Revolving Line Maturity Date” is March 31, 2012.

“Sanderling” is Sanderling Venture Partners VI Co-Investment Fund, L.P., a California limited partnership.

“Sanderling Guaranty” is that certain Second Amended and Restated Guaranty, executed by Sanderling as of the date hereof, in favor of Bank.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Settlement Date” is defined in Section 2.1.3.

“Short Term Advances” are Advances made within five (5) days prior to March 31, June 30, September 30 and December 31 of each fiscal year that are (i) deposited directly into and maintained in the Designated Deposit Account and (ii) repaid in full by Borrower no later than five (5) days after the beginning of the immediately succeeding fiscal quarter of Borrower.

“Streamline Period” is, on and after the Effective Date, the period (i) beginning immediately after the forty-fifth (45th) consecutive day in which the Borrower has, for each such consecutive day, maintained a Liquidity Ratio in excess of 1.50:1.00 (the “Streamline Threshold”), and (ii) ending on the first day thereafter in which the Borrower does not maintain the Streamline Threshold. Borrower shall be required to maintain the Streamline Threshold for forty-five (45) consecutive days, in Bank’s reasonable business judgment, prior to entering into a subsequent Streamline Period. Borrower shall provide prior-written notice of its intention to enter into a Streamline Period.

“Subordinated Debt” is (i) indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank; and

(ii) any indenture, convertible debt offering, debenture offering or other similar debt instrument of the Borrower, whether now existing or herein after issued.

“Subordination Agreement” is any agreement, in form and substance acceptable to Bank in its sole discretion, as required by Bank in its sole discretion, subordinating Subordinated Debt to the Bank.

“Subsidiary” means, with respect to any Person, any Person of which more than fifty percent (50.0%) of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

“Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries plus (a) Subordinated Debt plus (b) outstanding Guaranteed Advances minus (c) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and capitalized research and development expenses (except prepaid expenses), (iii) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (iv) reserves not already deducted from assets, minus (d) Total Liabilities plus (e) mark-to-market expenses incurred in accordance with GAAP as a result of mark-to-market adjustments of the value of warrants of the Borrower, in an aggregate amount not to exceed Four Million Five Hundred Thousand Dollars ($4,500,000).

“Term Loan” is defined in Section 2.1.2(a).

“Term Loan Maturity Date” is the earliest of (A) December 31, 2013 or (b) the occurrence of an Event of Default.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, including, without limitation, all Credit Extensions.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transaction Report” is the Bank’s standard reporting package provided by Bank to Borrower.

“Transfer” is defined in Section 7.1.

“Unused Revolving Line Facility Fee” is defined in Section 2.4(d).

“Warrants” mean the warrants from time to time executed and issued by Borrower in favor of Sanderling and/or Alafi.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of Illinois, as of the Effective Date.

BORROWER:

STEREOTAXIS, INC.

By /s/ Samuel W. Duggan II

Name: Samuel W. Duggan II

Title: Chief Financial Officer

STEREOTAXIS INTERNATIONAL, INC.

By /s/ Samuel W. Duggan II

Name: Samuel W. Duggan II

Title: President

BANK:

SILICON VALLEY BANK

By /s/ Sheila Colson

Name: Sheila Colson

Title: Advisor

[Signature Page to Second Amended and Restated Loan and Security Agreement]

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letter of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include more than sixty-five percent (65%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter.

1

EXHIBIT B

COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK	Date:
FROM: STEREOTAXIS, INC. and STEREOTAXIS INTERNATIONAL, INC.

The undersigned authorized officer of StereoTaxis, Inc., a Delaware corporation and StereoTaxis International, Inc. (collectively, jointly and severally, the “Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending             with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries, if any, relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with generally GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No

Annual financial statement (CPA Audited) + CC	FYE within120 days	Yes No

10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No

A/R & A/P Agings, Deferred Revenue and Inventory Reports	Monthly within 30 days	Yes No

Transaction Reports	Weekly, within 5 days*	Yes No

Projections	Annually within 30 days prior to FYE	Yes No

10% of the outstanding balance of EXIM Bank accounts receivable	Quarterly within 30 days	Yes No

*	Monthly during a Streamline Period, within 5 days after the end of each month

The following Intellectual Property was registered after the Effective Date (if no registrations, state “None”)

Financial Covenant	Required		Actual		Complies
Maintain as indicated:
Minimum Tangible Net Worth* (tested quarterly)	$		$		Yes No
Minimum Liquidity Ratio** (tested monthly)		:1.00		:1.00	Yes No
Cowen Loan Proceeds (on or before December 5, 2011)		$10,000,000	$		Yes No

*	See Section 6.9(a) of the Loan Agreement
**	See Section 6.9(b) of the Loan Agreement

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

STEREOTAXIS, INC. STEREOTAXIS INTERNATIONAL, INC. By: Name: Title:

BANK USE ONLY

Received by: __________________

AUTHORIZED SIGNER

Date: ________________________

Verified: ______________________

AUTHORIZED SIGNER

Date: ________________________

Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

Dated:

I.	Tangible Net Worth (Section 6.9(a))

Required:             Maintain a minimum Tangible Net Worth, tested quarterly, as of the last day of each fiscal quarter of not less than (no worse than) ($17,500,000); provided that in the event that Guaranteed Advances are no longer available under the Guaranteed Line, the foregoing covenant level shall be adjusted by Bank, in its good faith business judgment. Such Tangible Net Worth requirements set forth above shall be increased by fifty percent (50%) of the net proceeds from issuances of equity securities of the Borrower and/or Subordinated Debt (other than the Cowen Indebtedness) issued after the Effective Date.

Actual:

A.	Consolidated total assets of Borrower and its Subsidiaries	$

B.	Subordinated Debt	$

C.	Outstanding Guaranteed Advances	$

D.	Adjusted Assets [line A plus line B plus line C]	$

E.	Amounts attributable to Goodwill	$

F.	Intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and capitalized research and development expenses (except prepaid expenses)	$

G.	Notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates	$

H.	Reserves not already deducted from assets	$

I.	Intangible assets [line E plus line F plus line G plus line H]	$

J.	Total Liabilities	$

K.	Mark-to-market expenses incurred in accordance with GAAP as a result of mark-to-market adjustments of the value of Warrants of the Borrower, in an aggregate amount not to exceed $4,500,000

L.	TANGIBLE NET WORTH [line D minus line I minus line J plus line K]	$

Is line L equal to or greater than (no worse than) the sum of ($17,500,000) plus fifty percent (50%) of the net proceeds from issuances of equity securities of the Borrower and/or Subordinated Debt (other than the Cowen Indebtedness) issued after the Effective Date?

No, not in compliance	Yes, in compliance

II.	Liquidity Ratio (Section 6.9(b))

Required: Maintain (i) at all times during the months of January (other than the monthly compliance period ending January 31, 2012), February, April, May, July, August, October and November of each fiscal year, a Liquidity Ratio of not less than 1.50:1.00 (provided, that Bank agrees to waive testing of the Liquidity Covenant for the monthly compliance period ending November 30, 2011); and (ii) at all times during the months of March, June, September and December of each fiscal year, and the monthly compliance period ending January 31, 2012, a Liquidity Ratio of not less than 1.25:1.00, it being understood that Short Term Advances shall be excluded from the foregoing calculation.

Actual:

A.	Borrower’s unrestricted cash at Bank	$

B.	Borrower’s net billed accounts receivable (excluding the Biosense Accounts)	$

C.	the unused available amount under the Guaranteed Line	$

D.	LIQUIDITY [line A plus line B plus line C]	$

E.	Total outstanding Obligations of Borrower owed to Bank	$

F.	LIQUIDITY RATIO [line D divided by line E]	$

Is line F equal to or greater than [            ]:1.00?

No, not in compliance	Yes, in compliance

III.	Cowen Loan Proceeds (Section 6.9(c).

Required: On or before December 5, 2011, Borrower shall provide Bank evidence satisfactory to Bank, in its sole discretion, that Borrower has received not less than Ten Million Dollars ($10,000,000) in net proceeds from the Loans under the Cowen Loan Agreement.

No, not in compliance	Yes, in compliance

EXHIBIT C

JOINTLY OWNED INTELLECTUAL PROPERTY

1 JOINTLY OWNED PATENTS:

(a)	US Pending 11/685664 – Jointly owned with Biosense;

(b)	US Pending 11/685684 – Jointly owned with Biosense;

(c)	US Pending 11/627406 – Jointly Owned with Baylis Medical Company, Inc., Ashwini Panday, former employee of Stereotaxis is under obligation to assign interest and has not assigned to date;

(d)	US Patent No. 6834201 – Jointly Owned with Medical College of Virginia; and

(e)	US Patent No. 5654864 – Jointly Owned with University of Virginia.

2 OWNERSHIP INTEREST PENDING ASSIGNMENT:

(a)	US Pending 12/643357 and Patent No. 7635342 – Former Stereotaxis employee Cam Haberger is under obligation to assign his interest, but has not yet made the assignment;

(b)	US Pending 11/146414 – Former Stereotaxis employee John Rausch is under obligation to assign his interest, but has not yet made the assignment.

(c)	U.S. Patent No. 7,543,239 – Former Stereotaxis employee John Rausch is under obligation to assign his interest, but has not yet made the assignment.

(d)	U.S. Patent No. 7,540,288 – Former Stereotaxis employee John Rausch is under obligation to assign his interest, but has not yet made the assignment.

(e)	U.S. Patent No. 7,516,416 – Former Stereotaxis employee John Rausch is under obligation to assign his interest, but has not yet made the assignment.

(f)	U.S. Patent No. 7,540,866 – Former Stereotaxis employee John Rausch is under obligation to assign his interest, but has not yet made the assignment.

(g)	US Pending 11/446,522 – Collaborator has executed assignment documents, but they have not been recorded.

(h)	US Pending 11/480,326 – Collaborator has executed assignment documents, but they have not been recorded.

(i)	US Pending 11/874,892 – Collaborator has executed assignment documents, but they have not been recorded.

(j)	US Pending 11/392,497 – Collaborator has executed assignment documents, but they have not been recorded.

(k)	US Pending 11/511,348 – Collaborator has executed assignment documents, but they have not been recorded.

(l)	U.S. Patent No. 7,769,444 – Collaborator has executed assignment documents, but they have not been recorded.

3 OTHER INTELLECTUAL PROPERTY RIGHTS

Jointly	owned intellectual property may be created under the agreements with Company listed below:

(a)	Product Integration, Supply and License Agreement between Company and IP Video Systems, Inc. dated December 12, 2007;

(b)	Enhanced Cardiop-B-MN and Cardiop-GWN Product Integration, Supply and License Agreement between Company and Paieon, Inc. dated January 31, 2005;

(c)	Development and Supply Agreement between Company and Lake Region Manufacturing, Inc. dated September 11, 2008;

(d)	Amended and Restated Joint Development Agreement between Company and Phillips Medical Systems Nederland B.V. dated April 1, 2008;

(e)	Extended Collaboration Agreement between Company and Siemens Aktiengesellschaft Medical Solutions dated May 27, 2004, as amended on June 30, 2006;

(f)	Development, Manufacture and Supply Agreement between Company and I-Tek Medical dated July 12, 2010; and

(g)	Consulting Services, License and RF Generator Manufacture and Supply Agreement between Company and Baylis Medical Company, Inc. dated June 29, 2010.

4 AGREEMENTS BETWEEN BIOSENSE WEBSTER INC. AND COMPANY LISTED BELOW:

(a)	Development Alliance and Supply Agreement, May 7, 2002;

(b)	Amendment to Development and Supply Agreement, November 3, 2002;

(c)	Alliance Expansion Agreement, May 4, 2007;

(d)	Second Amendment to the Development Alliance and Supply Agreement, July 18, 2008;

(e)	Third Amendment to the Development Alliance and Supply Agreement, December 21, 2009;

(f)	Fourth Amendment to the Development Alliance and Supply Agreement, May 1, 2010;

(g)	Fifth Amendment to the Development Alliance and Supply Agreement, July 30, 2010;

(h)	Sixth Amendment and Catheter Mapping System Extension to Development Alliance and Supply Agreement, December 17, 2010; and

(i)	Seventh Amendment to Development and Supply Agreement.